The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated August 13, 2018

JPMorgan Chase Financial Company LLC	August 2018
Pricing Supplement
Registration Statement Nos. 333-222672 and 333-222672-01
Dated August , 2018
Filed pursuant to Rule 424(b)(2)

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Amazon.com, Inc. due August 20, 2020

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The Dual Directional Trigger Jump Securities will pay no interest and do not guarantee any return of your principal at maturity. At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying stock, as determined on the valuation date. If the final stock price is greater than or equal to the initial stock price, investors will receive at maturity, for each security, an upside payment in addition to the stated principal amount. If the final stock price is less than the initial stock price but by no more than 20%, investors will receive at maturity the stated principal amount of the securities plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be capped at a positive 20% return. However, if the underlying stock has declined by more than 20% in value, at maturity investors will be negatively exposed to the full amount of the percentage decline in the underlying stock and will lose 1% of the stated principal amount for every 1% of decline in the value of the underlying stock over the term of the securities. The securities are for investors who are willing to risk their principal and forgo current income in exchange for the upside payment and absolute return features that in each case apply to a limited range of the performance of the underlying stock. The securities are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., issued as part of JPMorgan Financial’s Medium-Term Notes, Series A, program. Any payment on the securities is subject to the credit risk of JPMorgan Financial, as issuer of the securities, and the credit risk of JPMorgan Chase & Co., as guarantor of the securities. The investor may lose some or all of the stated principal amount of the securities.

SUMMARY TERMS
Issuer:		JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:		JPMorgan Chase & Co.
Underlying stock:		Common stock of Amazon.com, Inc.
Aggregate principal amount:		$
Payment at maturity:		If the final stock price is greater than or equal to the initial stock price, for each $10 stated principal amount security:
$10 + upside payment
If the final stock price is less than the initial stock price but is greater than or equal to the trigger level, for each $10 stated principal amount security:
$10 + ($10 × absolute stock return)
In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying stock. In no event will this amount exceed the stated principal amount plus $2.00.
If the final stock price is less than the trigger level, for each $10 stated principal amount security:
$10 × stock performance factor
This amount will be less than the stated principal amount of $10 per security and will represent a loss of more than 20%, and possibly all, of your investment.
Upside payment:		At least $2.55 per security (at least 25.50% of the stated principal amount). The actual upside payment will be provided in the pricing supplement and will not be less than $2.55 per security.
Stock percent change:		(final stock price – initial stock price) / initial stock price
Absolute stock return:		The absolute value of the stock percent change. For example, a -5% stock percent change will result in a +5% absolute stock return.
Initial stock price:		The closing price of one share of the underlying stock on the pricing date
Final stock price:		The closing price of one share of the underlying stock on the valuation date
Stock adjustment factor:	The stock adjustment factor is referenced in determining the closing price of one share of the underlying stock and is set initially at 1.0 on the pricing date. The stock adjustment factor is subject to adjustment in the event of certain corporate events affecting the underlying stock.
Trigger level:		80% of the initial stock price
Stock performance factor:		final stock price / initial stock price
Stated principal amount:		$10 per security
Issue price:		$10 per security (see “Commissions and issue price” below)
Pricing date:		August , 2018 (expected to price on or about August 17, 2018)
Original issue date (settlement date):		August , 2018 (3 business days after the pricing date)
Valuation date:		August 17, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” in the accompanying product supplement
Maturity date:		August 20, 2020, subject to postponement in the event of certain market disruption events and as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement
CUSIP / ISIN:		48130V400 / US48130V4005
Listing:		The securities will not be listed on any Securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per security	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$	$	$
(1)	See “Additional Information about the Securities — Supplemental use of proceeds and hedging” in this document for information about the components of the price to public of the securities.
(2)	JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). In no event will these selling commissions exceed $0.20 per $10 stated principal amount security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount security

If the securities priced today and assuming an upside payment equal to the minimum listed above, the estimated value of the securities would be approximately $9.689 per $10 stated principal amount security. The estimated value of the securities on the pricing date will be provided in the pricing supplement and will not be less than $9.50 per $10 stated principal amount security. See “Additional Information about the Securities — The estimated value of the securities” in this document for additional information.

Investing in the securities involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Risk Factors” beginning on page 6 of this document.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information about the Securities” at the end of this document.

Product supplement no. MS-1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Investment Summary

Dual Directional Trigger Jump Securities

Principal at Risk Securities

The Dual Directional Trigger Jump Securities Based on the Performance of the Common Stock of Amazon.com, Inc. due August 20, 2020 can be used:

▪	As an alternative to direct exposure to the underlying stock that provides a fixed, positive return of at least 25.50% (as reflected in the upside payment of at least $2.55 per $10 stated principal amount security) if the final stock price is greater than or equal to the initial stock price. The actual upside payment will be provided in the pricing supplement and will not be less than $2.55 per $10 stated principal amount security.
▪	To enhance returns and potentially outperform the underlying stock in a moderately bullish scenario.
▪	To provide an unleveraged positive return in the event of a decline of the underlying stock but only if the final stock price is greater than or equal to the trigger level.

If the final stock price is less than the trigger level, the securities are exposed on a 1-to-1 basis to any percentage decline of the final stock price from the initial stock price. Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 2 years
Upside payment:	At least $2.55 (at least 25.50% of the stated principal amount) per $10 stated principal amount security. The actual upside payment will be provided in the pricing supplement.
Trigger level:	80% of the initial stock price
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the underlying stock is a “Reference Stock.”

August 2018	Page 2

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Key Investment Rationale

The securities offer a fixed, positive return if the underlying asset is flat or has appreciated on the valuation date as compared to its value on the pricing date and provides the opportunity, through the absolute return feature, to earn a positive return at maturity for a limited range of negative performance of the underlying asset. At maturity, if the underlying asset is flat or has appreciated, investors will receive the stated principal amount of their investment plus the upside payment. At maturity, if the underlying asset has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline in the underlying asset, which will effectively be capped at a positive 20% return. However, at maturity, if the underlying asset has depreciated in value by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying asset and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose some or all of the stated principal amount of the securities.

Absolute Return Feature	The securities offer investors an opportunity to earn an unleveraged positive return if the final stock price is less than the initial stock price but is greater than or equal to the trigger level.
Upside Scenario	The final stock price is greater than or equal to the initial stock price and, at maturity, the payment at maturity for each security will be equal to $10 plus the upside payment of at least $2.55. Investors will not participate in any appreciation of the underlying stock above 25.50%. The actual upside payment will be provided in the pricing supplement.
Absolute Return Scenario	The final stock price is less than the initial stock price but is greater than or equal to the trigger level, which is 80% of the initial stock price. In this case, the securities pay a 1% positive return for each 1% negative return of the underlying stock. For example, if the final stock price is 5% less than the initial stock price, the securities will provide a total positive return of 5% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.
Downside Scenario	The final stock price is less than the trigger level. In this case, the securities pay an amount that is over 20% less than the stated principal amount and this decrease will be by an amount that is proportionate to the percentage decline in the final stock price from the initial stock price. (Example: if the underlying stock decreases in value by 30%, the securities will pay an amount that is less than the stated principal amount by 30%, or $7 per security.)

August 2018	Page 3

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

How the Dual Directional Trigger Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$10 per stated principal amount security
Hypothetical upside payment:	$2.55 (25.50% of the stated principal amount) per $10 stated principal amount security (which represents the lowest hypothetical upside payment)*
Trigger level:	80% of the initial stock price

*The actual upside payment will be provided in the pricing supplement and will not be less than $2.55 per $10 stated principal amount security.

Dual Directional Trigger Jump Securities Payoff Diagram

How it works

▪	Upside Scenario. If the final stock price is greater than or equal to the initial stock price, the payment at maturity in all cases is equal to and will not exceed the $10 stated principal amount plus the upside payment. Under the hypothetical terms of the securities, in the payoff diagram, an investor will receive the payment at maturity of $12.55 per security if the final stock price is greater than or equal to the initial stock price.
▪	Absolute Return Scenario. If the final stock price is less than the initial stock price but is greater than or equal to the trigger level, investors will receive a 1% positive return on the securities for each 1% negative return of the underlying stock.
▪	For example, if the underlying stock depreciates 5%, investors will receive a 5% return, or $10.50 per $10 stated principal amount security.
▪	The maximum return you may receive in this scenario is a positive 20% return at maturity.
▪	Downside Scenario. If the final stock price is less than the trigger level, investors will receive an amount that is significantly less than the stated principal amount by an amount proportionate to the percentage decrease of the final stock price from the initial stock price. This amount will be less than 80% of the stated principal amount per security.
▪	For example, if the underlying stock depreciates 50%, investors will lose 50% of their principal and receive only $5 per $10 stated principal amount security at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the securities shown above apply only if you hold the securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

August 2018	Page 4

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” of the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest or guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee the payment of any stated principal amount at maturity. If the final stock price is less than the trigger level (which is 80% of the initial stock price), the absolute return feature will no longer be available and the payment at maturity will be an amount in cash that is over 20% less than the stated principal amount of each security, and this decrease will be by an amount that is proportionate to the decrease in the closing price of the underlying stock and may be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire initial investment in the securities.
▪	Appreciation potential is fixed and limited. When the final stock price is greater than or equal to the initial stock price, the appreciation potential of the securities is limited to the fixed upside payment of at least $2.55 per security (at least 25.50% of the stated principal amount), even if the final stock price is significantly greater than the initial stock price. The actual upside payment will be provided in the pricing supplement. See “How the Dual Directional Trigger Jump Securities Work” above.
▪	Your maximum downside gain on the securities is limited by the trigger level. If the final stock price is less than the initial stock price and greater than or equal to the trigger level, you will receive at maturity $10 plus a return equal to the absolute stock return, which will reflect a 1% positive return for each 1% negative return on the underlying stock, subject to an effective limit of 20%. Because you will not receive a positive return if the underlying stock has depreciated below the trigger level, your maximum downside payment will be $12.00 per $10.00 stated principal amount security.
▪	The securities are subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co., and any actual or anticipated changes to our or JPMorgan Chase & Co.’s credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the securities. Any actual or anticipated decline in our or JPMorgan Chase & Co.’s credit ratings or increase in our or JPMorgan Chase & Co.’s credit spreads determined by the market for taking that credit risk is likely to adversely affect the market value of the securities. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.
▪	As a finance subsidiary, JPMorgan Financial has no independent operations and has limited assets. As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the securities If these affiliates do not make payments to us and we fail to make payments on the securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
▪	Economic interests of the issuer, the guarantor, the calculation agent, the agent of the offering of the securities and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as an agent of the offering of the securities, hedging our obligations under the securities and making the assumptions used to determine the pricing of the securities and the estimated value of the securities, which we refer to as the estimated value of the securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial stock price, the trigger level and the final stock price and will calculate the amount of payment you will receive at maturity, if any. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, and any anti-dilution adjustments, may affect the payment to you at maturity.

In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the securities and the value of the securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the securities could result in substantial returns for us or our affiliates while the value of the securities declines. Please refer to “Risk Factors —

August 2018	Page 5

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

▪	The benefit provided by the trigger level may terminate on the valuation date. If the final stock price is less than the trigger level, the benefit provided by the trigger level will terminate and you will be fully exposed to any depreciation of the underlying stock.
▪	The estimated value of the securities will be lower than the original issue price (price to public) of the securities. The estimated value of the securities is only an estimate determined by reference to several factors. The original issue price of the securities will exceed the estimated value of the securities because costs associated with selling, structuring and hedging the securities are included in the original issue price of the securities. These costs include the selling commissions, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities does not represent future values of the securities and may differ from others’ estimates. The estimated value of the securities is determined by reference to internal pricing models of our affiliates. This estimated value of the securities is based on market conditions and other relevant factors existing at the time of pricing and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the securities that are greater than or less than the estimated value of the securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy securities from you in secondary market transactions. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The estimated value of the securities is derived by reference to an internal funding rate. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the securities and any secondary market prices of the securities. See “Additional Information about the Securities — The estimated value of the securities” in this document.
▪	The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the securities for a limited time period. We generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, the structuring fee, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Additional Information about the Securities — Secondary market prices of the securities” in this document for additional information relating to this initial period. Accordingly, the estimated value of your securities during this initial period may be lower than the value of the securities as published by JPMS (and which may be shown on your customer account statements).
▪	Secondary market prices of the securities will likely be lower than the original issue price of the securities. Any secondary market prices of the securities will likely be lower than the original issue price of the securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and the structuring fee and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the securities. As a result, the price, if any, at which JPMS will be willing to buy securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the securities.

August 2018	Page 6

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity. See “— Secondary trading may be limited” below.

▪	Secondary market prices of the securities will be impacted by many economic and market factors. The secondary market price of the securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, structuring fee, projected hedging profits, if any, estimated hedging costs and the closing price of one share of the underlying stock, including:
o	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
o	customary bid-ask spreads for similarly sized trades;
o	our internal secondary market funding rates for structured debt issuances;
o	the actual and expected volatility in the prices of the underlying stock;
o	the time to maturity of the securities;
o	the dividend rate on the underlying stock;
o	interest and yield rates in the market generally;
o	the occurrence of certain events affecting the issuer of the underlying stock that may or may not require an adjustment to the stock adjustment factor, including a merger or acquisition; and
o	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the securities, if any, at which JPMS may be willing to purchase your securities in the secondary market.

▪	Investing in the securities is not equivalent to investing in the common stock of Amazon.com, Inc. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.
▪	No affiliation with Amazon.com, Inc. Amazon.com, Inc. is not an affiliate of ours, is not involved with this offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to Amazon.com, Inc. in connection with this offering.
▪	We may engage in business with or involving Amazon.com, Inc. without regard to your interests. We or our affiliates may presently or from time to time engage in business with Amazon.com, Inc. without regard to your interests and thus may acquire non-public information about Amazon.com, Inc.. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to Amazon.com, Inc., which may or may not recommend that investors buy or hold the underlying stock.
▪	The anti-dilution protection for the underlying stock is limited and may be discretionary. The calculation agent will make adjustments to the stock adjustment factor and other adjustments for certain corporate events affecting the underlying stock. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪

August 2018	Page 7

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

▪	Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying stock and, as a result, could decrease the amount an investor may receive on the securities at maturity, if any. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial stock price and the trigger level and, therefore, could potentially increase the price that the final stock price must reach before you receive a payment at maturity that exceeds the issue price of the securities or so that you do not suffer a loss on your initial investment in the securities. Additionally, these hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the final stock price and, accordingly, the payment to you at maturity, if any. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.
▪	Secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. JPMS may act as a market maker for the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which JPMS is willing to buy the securities. If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.
▪	The final terms and valuation of the securities will be provided in the pricing supplement. The final terms of the securities will be provided in the pricing supplement. In particular, each of the estimated value of the securities and the upside payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this document. Accordingly, you should consider your potential investment in the securities based on the minimums for the estimated value of the securities and the upside payment.
▪	The tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper U.S. federal income tax characterization of the securities, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the securities described in “Additional Information about the Securities ― Additional Provisions ― Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of any income or loss on the securities could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

August 2018	Page 8

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Amazon.com, Inc. Overview

Amazon.com, Inc. operates retail websites and physical stores; manufactures and sells electronic devices; develops and produces media content; offers programs that enable sellers to sell their products on its websites and their own branded websites and to fulfill orders through Amazon.com, Inc.; offers developers and enterprises a set of global compute, storage, database and other service offerings; and serves authors and independent publishers with an online publish platform, along with its own publishing arm. The common stock of Amazon.com, Inc. is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-22513 through the SEC’s website at www.sec.gov. In addition, information regarding Amazon.com, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

Information as of market close on August 10, 2018:

Bloomberg Ticker Symbol:	AMZN
Current Closing Price:	$1,886.30
52 Weeks Ago (on 8/10/2017):	$956.92
52 Week High (on 8/9/2018):	$1,898.52
52 Week Low (on 9/26/2017):	$938.60

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying stock for each quarter in the period from January 1, 2013 through August 10, 2018. The closing price of the underlying stock on August 10, 2018 was $1,886.30. The associated graph following the table shows the closing prices of the underlying stock for each day in the same period. We obtained the closing price information above and the information in the table and graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the closing price of the underlying stock has experienced significant fluctuations. The historical performance of the underlying stock should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying stock at any time, including on the determination dates.

Common Stock of Amazon.com, Inc. (CUSIP: 023135106)	High	Low	Dividends (Declared)
2013
First Quarter	$283.99	$253.39	—
Second Quarter	$281.76	$248.23	—
Third Quarter	$318.12	$280.93	—
Fourth Quarter	$404.39	$298.23	—
2014
First Quarter	$407.05	$336.37	—
Second Quarter	$342.99	$288.32	—
Third Quarter	$360.84	$307.06	—
Fourth Quarter	$338.64	$287.06	—
2015
First Quarter	$387.83	$286.95	—
Second Quarter	$445.99	$370.26	—
Third Quarter	$548.39	$429.70	—
Fourth Quarter	$693.97	$520.72	—
2016

August 2018	Page 9

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Common Stock of Amazon.com, Inc. (CUSIP: 023135106)	High	Low	Dividends (Declared)
First Quarter	$636.99	$482.07	—
Second Quarter	$728.24	$586.14	—
Third Quarter	$837.31	$725.68	—
Fourth Quarter	$844.36	$719.07	—
2017
First Quarter	$886.54	$753.67	—
Second Quarter	$1,011.34	$884.67	—
Third Quarter	$1,052.80	$938.60	—
Fourth Quarter	$1,195.83	$957.10	—
2018
First Quarter	$1,598.39	$1,189.01	—
Second Quarter	$1,750.08	$1,371.99	—
Third Quarter (through August 10, 2018)	$1,898.52	$1,693.96	—

We make no representation as to the amount of dividends, if any, that Amazon.com, Inc. may pay in the future. In any event, as an investor in the securities, you will not be entitled to receive dividends, if any, that may be payable on the underlying stock.

The Common Stock of Amazon.com, Inc. Historical Performance – Daily Closing Prices* January 2, 2013 to August 10, 2018

*The dotted line in the graph indicates the hypothetical trigger level, equal to 80% of the closing price of the underlying stock on August 10, 2018. The actual trigger level will be based on the closing price of the underlying stock on the pricing date.

This document relates only to the securities offered hereby and does not relate to the underlying stock or other securities of Amazon.com, Inc. We have derived all disclosures contained in this document regarding the underlying stock from the publicly available documents described in the first paragraph under this “Amazon.com, Inc. Overview” section without independent verification. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Amazon.com, Inc. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Amazon.com, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the first paragraph under this “Amazon.com, Inc. Overview” section) that would affect the trading price of the underlying stock (and therefore the price of the underlying stock at the time we price the securities) have been publicly

August 2018	Page 10

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Amazon.com, Inc. could affect the value received at maturity, if any, with respect to the securities and therefore the trading prices of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying stock.

August 2018	Page 11

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Postponement of maturity date:	If the scheduled maturity date is not a business day, then the maturity date will be the following business day. If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than three business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the third business day following the valuation date as postponed.
Minimum ticketing size:	$1,000 / 100 securities
Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation agent:	JPMS
The estimated value of the securities:

The estimated value of the securities set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the securities. The estimated value of the securities does not represent a minimum price at which JPMS would be willing to buy your securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the securities is based on, among other things, our and our affiliates’ view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Risk Factors — The estimated value of the securities is derived by reference to an internal funding rate” in this document. The value of the derivative or derivatives underlying the economic terms of the securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the securities on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time. See “Risk Factors — The estimated value of the Securities does not represent future values of the securities and may differ from others’ estimates” in this document.

The estimated value of the securities will be lower than the original issue price of the securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the securities. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the structuring fee, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities and the estimated cost of hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the securities. See “Risk Factors — The estimated value of the securities will be lower than the original issue price (price to public) of the securities” in this document.

Secondary market prices of the securities:	For information about factors that will impact any secondary market prices of the securities, see “Risk Factors — Secondary market prices of the securities will be impacted by many economic and market factors” in this document. In addition, we generally expect that some of the costs included in the original issue price of the securities will be partially paid back to you in connection with any repurchases of your securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of two years and one-half of the stated term of the securities. The length of any such initial period reflects the structure of the securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the securities and when these costs are incurred, as determined by our affiliates. See “Risk Factors — The value of the securities as published by JPMS (and which may be reflected on customer account statements) may be higher than the then-current estimated value of the Securities for a limited time period.”

August 2018	Page 12

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

Tax considerations:

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. MS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Based on current market conditions, in the opinion of our special tax counsel, your securities should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your securities should be treated as long-term capital gain or loss if you hold your securities for more than a year, whether or not you are an initial purchaser of securities at the issue price. However, the IRS or a court may not respect this treatment of the securities, in which case the timing and character of any income or loss on the securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Withholding under legislation commonly referred to as “FATCA” may (if the securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a security. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the securities.

Supplemental use of proceeds and hedging:

The securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the securities. See “How the Dual Directional Trigger Jump Securities Work” in this document for an illustration of the risk-return profile of the securities and “Amazon.com, Inc. Overview” in this document for a description of the market exposure provided by the securities.

The original issue price of the securities is equal to the estimated value of the securities plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, and the structuring fee, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the securities, plus the estimated cost of hedging our obligations under the securities.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement.
Supplemental plan of distribution:	Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the securities in the secondary market, but is not required to do so. JPMS, acting

August 2018	Page 13

JPMorgan Chase Financial Company LLC

Dual Directional Trigger Jump Securities Based on the Value of the Common Stock of Amazon.com, Inc. due August 20, 2020

Principal at Risk Securities

as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to Morgan Stanley Wealth Management. In addition, Morgan Stanley Wealth Management will receive a structuring fee as set forth on the cover of this document for each securities.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “— Supplemental use of proceeds and hedging” above and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the securities will be made against payment for the securities on or about the original issue date set forth on the front cover of this document, which will be the third business day following the pricing date of the securities (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).
Where you can find more information:

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this document together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these securities are a part, and the more detailed information contained in the accompanying product supplement.

This document, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. MS-1-I dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004523/dp87526_424b2-ms1i.pdf

• Prospectus supplement and prospectus, each dated April 5, 2018:

http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617.

As used in this document, “we,” “us,” and “our” refer to JPMorgan Financial.

August 2018	Page 14